Exhibit 99.1

Hercules Capital Reports Fourth Quarter and Full-Year 2021 Financial Results

Record Annual Total Gross Debt and Equity Commitments of $2.64 Billion, an Increase of 122.1% Year-over-Year

Record Annual Total Gross Fundings of $1.57 Billion, an Increase of 106.0% Year-over-Year

Record Q4 Total Gross Debt and Equity Commitments of $947.8 Million

Record Q4 Total Gross Fundings of $503.3 Million

Q4 2021 Net Investment Income of $0.35 per Share Provides 106% Coverage of Base Distribution Payout

Record Undistributed Earnings Spillover of $192.1 Million, or $1.65(1) per Ending Shares Outstanding

Declared a New $0.60 Supplemental Distribution Payable Equally over Four Quarters beginning with the Q4 2021 Distribution Paid in March 2022

Q4 2021 Financial Achievements and Highlights

•	Net Investment Income “NII” of $40.4 million, or $0.35 per share

•	Total Investment Income of $72.5 million

•	Record total gross new debt and equity commitments of $947.8 million

•	Record net Hercules’ debt and equity commitments of $777.7 million(2)

•	Record total gross fundings of $503.3 million

•	Record net Hercules’ fundings of $416.5 million(2)

•	Unscheduled early principal repayments or “early loan repayments” of $425.8 million

•	$627.7 million of available liquidity, subject to existing terms and covenants

•	12.3% Return on Average Equity “ROAE” (NII/Average Equity)

•	6.1% Return on Average Assets “ROAA” (NII/Average Assets)

•	GAAP leverage of 95.6% and regulatory leverage of 84.1%(3)

•	Net Asset Value “NAV” of $11.22, a decrease of 2.8% from Q3 2021

•	13.0% GAAP Effective Yield and 11.2% Core Yield(4), a non-GAAP measure

Full-year ending December 31, 2021 Financial Achievement and Highlights

•	NII of $150.0 million, or $1.29 per share

•	Total investment income of $281.0 million

•	Record total gross new equity and debt commitments of $2.64 billion, an increase of 122.1% year-over-year

•	Record total gross fundings of $1.57 billion, an increase of 106.0% year-over-year

•	Net debt investment portfolio growth of $120.1 million

•	Unscheduled early loan repayments of $1.1 billion

Footnotes:

(1)	$1.67 per Weighted Average Shares Outstanding

(2)

Net Hercules’ commitments and fundings are net of what was assigned to or directly committed or funded by the external funds “Adviser Funds” managed by Hercules Adviser LLC “Hercules Adviser” during the quarter

(3)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures

(4)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., February 22, 2022 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the fourth quarter and full-year ended December 31, 2021.

“2021 was a record-setting year overall, culminating in $948 million in total debt and equity commitments and over $503 million in total fundings for the fourth quarter alone, both records,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “The Company also set new annual commitments and funding records of $2.64 billion and $1.57 billion, respectively, with each more than doubling in growth over 2020. This year’s unprecedented funding activity drove $120 million of growth in our debt investment portfolio and also allowed us to assign to and or fund directly over $225 million out of the new external private funds we manage through our adviser subsidiary.”

Bluestein added, “The past year was guided by some key themes which we feel will also serve us well in 2022—maximizing liquidity, staying disciplined on new underwritings, and expanding our platform capabilities through our new private funds. We also focused on driving down our cost of debt capital while strengthening and diversifying our balance sheet, as evidenced by our most recent institutional public offering of $350 million 3.375% notes.”

Bluestein concluded, “All of this work contributed to our record performance in 2021, and with our continued investments in our infrastructure and team, we remain well positioned heading into 2022. Our confidence is demonstrated by the announcement of our new supplemental cash distribution program of $0.60 per share, which will be distributed equally over four quarters beginning with fourth quarter of 2021. While 2021 may have been an unprecedented year, we believe we are entering 2022 in as strong a position as possible in terms of our liquidity, our conservative leverage and world-class investment team. As always, we remain assiduously focused on delivering strong and consistent total shareholder returns.”

Q4 2021 Review and Operating Results

Debt Investment Portfolio

Hercules delivered total gross new debt and equity commitments totaling $947.8 million and gross new fundings totaling $503.3 million.

During the fourth quarter, Hercules realized early loan repayments of $425.8 million, which along with normal scheduled amortization of $18.9 million, resulted in total debt repayments of $444.7 million.

The new debt investment origination and funding activities lead to a net debt investment portfolio decrease of ($43.1) million during the fourth quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q3 2021 to Q4 2021

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at 9/30/21	$2,262.7	$136.8	$25.9	$2,425.4

New fundings(a)	492.1	8.6	2.6	503.3
Fundings assigned to or directly funded by Adviser Funds	(85.6)	(0.9)	(0.3)	(86.8)
Principal payments received on investments	(18.9)	—	—	(18.9)
Early payoffs(b)	(425.8)	—	—	(425.8)
Net changes attributed to conversions, liquidations, and fees	(4.9)	(0.3)	(1.1)	(6.3)

Net activity during Q4 2021	(43.1)	7.4	1.2	(34.5)

Balances at Cost at 12/31/21	$2,219.6	$144.2	$27.1	$2,390.9

Balances at Value at 9/30/21	$2,263.6	$205.4	$42.9	$2,511.9

Net activity during Q4 2021	(43.1)	7.4	1.2	(34.5)
Net change in unrealized appreciation (depreciation)	(10.9)	(26.3)	(5.7)	(42.9)

Total net activity during Q4 2021	(54.0)	(18.9)	(4.5)	(77.4)

Balances at Value at 12/30/21	$2,209.6	$186.5	$38.4	$2,434.5

(a)	New fundings amount includes $1.49M associated with revolver loans during Q4 2021.
(b)	Early payoffs include $141K paydown on revolvers during Q4 2021.

Debt	Investment Portfolio Balances by Quarter

(in millions)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Ending Balance at Cost	$2,219.6	$2,262.7	$2,238.8	$2,182.0	$2,099.5
Weighted Average Balance	$2,204.6	$2,193.4	$2,192.5	$2,119.3	$2,246.5

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
First Lien Senior Secured	77.0%	80.8%	82.1%	82.7%	84.2%
Floating Rate w/Floors	94.0%	95.9%	96.8%	96.8%	96.9%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 13.0% during Q4 2021, as compared to 12.7% for Q3 2021. The Company realized $425.8 million of early loan repayments in Q4 2021 compared to $318.9 million in Q3 2021, or an increase of 33.5%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 11.2% during Q4 2021, within the Company’s expected range of 11.0% to 12.0%, and decreased slightly compared to 11.4% in Q3 2021. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income decreased to $72.5 million for Q4 2021, compared to $75.3 million in Q4 2020. The decrease is primarily attributable to a decrease in total interest income offset by an increase in total fee income between periods.

Non-interest and fee expenses were $19.6 million in Q4 2021 versus $16.0 million for Q4 2020. The increase was due to higher variable compensation and excise tax expenses, offset by a decrease in general and administrative and stock-based compensation expenses.

Interest expense and fees were $14.1 million in Q4 2021, compared to $17.2 million in Q4 2020. The decrease was primarily due to lower cost of debt from the refinancing completed in 2021.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 4.5% in Q4 2021, as compared to 5.2% for Q4 2020. The decrease is primarily due to the refinancing completed in 2021 and higher utilization of the lower cost SBA loans.

NII – Net Investment Income

NII for Q4 2021 was $40.4 million, or $0.35 per share, based on 115.2 million basic weighted average shares outstanding, compared to $42.2 million, or $0.37 per share, based on 113.9 million basic weighted average shares outstanding in Q4 2020. The decrease is primarily attributable to a decrease in total investment income between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through December 31, 2021, (including net loan, warrant and equity activity and loss on debt extinguishment) on investments, totaled ($58.8) million, on a GAAP basis, spanning more than 17 years of investment activities.

When compared to total net new debt investment commitments during the same period of over $13.4 billion, the total realized gain/(loss) since inception of ($58.8) million represents approximately 44 basis points (“bps”), or 0.44%, of cumulative debt commitments, or an effective annualized loss rate of 2.6 bps, or 0.026%.

Realized Gains/(Losses)

During Q4 2021, Hercules had net realized gains of $6.3 million comprised of gross realized gains of $9.0 million due to the sale of equity and warrant investments, offset by ($2.7) million of gross realized losses primarily due to the loss on debt extinguishment.

Unrealized Appreciation/(Depreciation)

During Q4 2021, Hercules recorded ($42.9) million of net unrealized depreciation on our debt, equity and warrant investments, primarily attributable to ($14.1) million of unrealized depreciation due to the reversal of unrealized appreciation upon prepayment or acquisition or liquidation of our debt, equity and warrant investments, and ($28.8) million of net unrealized depreciation primarily attributable to valuation movements on the publicly traded equity and warrant investments.

Portfolio Asset Quality

As of December 31, 2021, the weighted average grade of the debt investment portfolio, at cost, was 2.10, compared to 1.92 as of September 30, 2021, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, or underperforming relative to their respective business plans.

As of December 31, 2021, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q4 2021 - Q4 2020 ($ in millions)

	Q4 2021		Q3 2021		Q2 2021		Q1 2021		Q4 2020
Grade 1 - High	$409.0	18.5%	$692.1	30.6%	$637.2	28.4%	$497.5	22.8%	$411.0	19.6%
Grade 2	$1,208.3	54.7%	$1,103.8	48.8%	$1,192.7	53.1%	$1,240.7	56.8%	$1,027.9	49.1%
Grade 3	$581.4	26.3%	$458.2	20.2%	$403.8	18.0%	$426.2	19.5%	$621.3	29.7%
Grade 4	$8.3	0.4%	$8.3	0.4%	$8.4	0.4%	$20.4	0.9%	$25.3	1.2%
Grade 5 - Low	$2.6	0.1%	$1.1	0.0%	$1.3	0.1%	$0.2	0.0%	$8.9	0.4%

Weighted Avg. (at Cost)	2.10		1.92		1.93		2.01		2.16

Non-Accruals

The number of loans on non-accrual did not change quarter-over-quarter. As of December 31, 2021, the Company had three (3) debt investments on non-accrual with an investment cost and fair value of approximately $23.9 million and $10.1 million, respectively, or 1.0% and 0.4% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to September 30, 2021, the Company had three (3) debt investments on non-accrual with an investment cost and fair value of approximately $23.9 million and $8.7 million, respectively, or 1.0% and 0.3% as a percentage of the total investment portfolio at cost and value, respectively.

	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Total Investments at Cost	$2,390.9	$2,425.4	$2,399.0	$2,403.8	$2,315.4
Loans on non-accrual as a % of Total Investments at Value	0.4%	0.3%	0.3%	0.3%	0.5%
Loans on non-accrual as a % of Total Investments at Cost	1.0%	1.0%	1.0%	1.0%	1.3%

Liquidity and Capital Resources

The Company ended Q4 2021 with $627.7 million in available liquidity, including $133.1 million in unrestricted cash and cash equivalents, and $494.6 million in available credit facilities and SBA debentures, subject to existing terms, advance rates, regulatory and covenant requirements.

During Q4 2021, the Company sold 0.6 million shares of common stock under the 2020 Equity Distribution Agreement. As of December 31, 2021, approximately 15.6 million shares remain available for issuance and sale under the agreement.

On October 20, 2021, the Company fully redeemed the aggregate outstanding $289.2 million of principal and $1.1 million of accrued interest and fees pursuant to the redemption terms of the 2027 and 2028 Asset-Backed Notes indentures. The Company recognized $2.7 million of debt issuance costs associated with the extinguishment of the debt as a realized loss in the fourth quarter, which represented a $0.02 per share realized loss impact using the Company’s weighted average shares for the most recent quarter.

Bank Facilities

On November 9, 2021, the Company entered into a new $100.0 million multi-currency credit facility with Sumitomo Mitsui Banking Corporation (“SMBC”). SMBC has committed a total of $100.0 million in credit capacity subject to borrowing base, leverage and other restrictions. The new credit facility also includes an uncommitted accordion feature expandable up to $150.0 million. The interest rate applicable to borrowings under the new credit facility is LIBOR plus 1.875% and the advance rate under the new credit facility is a maximum of 75% against eligible loans. The new credit facility matures in November 2026, including a 12-month amortization period.

As of December 31, 2021, there were no outstanding borrowings under Hercules’ $400.0 million committed credit facility with Union Bank as Agent and $29.9 million of outstanding borrowings under Hercules’ $100.0 million committed credit facility with SMBC.

Leverage

As of December 31, 2021, Hercules’ GAAP leverage ratio, including its SBA debentures, was 95.6%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 84.1% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $133.1 million), was 73.9%. Hercules’ net leverage ratio, including its SBA debentures, was 85.4%.

Available Unfunded Commitments – Representing 11.0% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of December 31, 2021, the Company had $286.8 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 11.0% of Hercules’ total assets. This decreased from the previous quarter of $309.9 million of available unfunded commitments or 11.1% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $947.8 million in new debt and equity commitments in Q4 2021, Hercules has pending commitments of $382.3 million in signed non-binding term sheets outstanding as of February 18, 2022. Since the close of Q4 2021 and as of February 18, 2022, Hercules has closed new gross debt and equity commitments of $238.5 million and funded $117.5 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by Hercules Adviser prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1 2022 Closed Commitments (as of February 18, 2022)(a)(c)	$238.5
Q1 2022 Pending Commitments (as of February 18, 2022)(b)	$382.3
Year-to-Date 2022 Closed and Pending Commitments(a)(b)(c)	$620.8

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.	Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of December 31, 2021, the Company’s net assets were $1.31 billion, compared to $1.34 billion at the end of Q3 2021. NAV per share decreased 2.8% to $11.22 on 116.6 million outstanding shares of common stock as of December 31, 2021, compared to $11.54 on 115.9 million outstanding shares of common stock as of September 30, 2021. The decrease in NAV per share was primarily attributed to the net change in unrealized depreciation on publicly traded equity and warrants between periods.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 94.0% of its debt investment portfolio being priced at floating interest rates as of December 31, 2021, with a Prime or LIBOR-based interest rate floor, combined with 97.6% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of December 31, 2021, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
(75)	$(73)	$(26)	$(47)	$—
(50)	$(63)	$(19)	$(44)	$—
(25)	$(34)	$(11)	$(23)	$—
25	$4,492	$11	$4,481	$0.04
50	$8,988	$23	$8,965	$0.08
75	$13,485	$34	$13,451	$0.12
100	$17,981	$45	$17,936	$0.16
200	$36,719	$90	$36,629	$0.32

(1)	Source: Hercules Capital Form 10-K for 2021
(2)

EPS calculated on basic weighted shares outstanding of 115,194. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 75 portfolio companies with a fair value of $184.7 million and a cost basis of $142.2 million as of December 31, 2021. On a fair value basis, 50.0% or $93.3 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 97 portfolio companies with a fair value of $38.4 million and a cost basis of $27.1 million as of December 31, 2021. On a fair value basis, 28.4% or $10.9 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in 2021

During the year ended December 31, 2021, Hercules had 40 portfolio companies complete or announce an IPO or M&A event, which is comprised of: 16 IPOs, 16 M&A events and eight (8) portfolio companies that have registered for their IPOs or have entered into definitive agreements to go public via a merger or special purpose acquisition company, or “SPAC.”

IPO Activity in Q4 2021

Hercules held debt, warrant or equity positions in three (3) portfolio companies that have completed their IPOs during the fourth quarter of 2021.

•

In December 2021, Hercules’ portfolio company Planet Labs (NYSE: PL), an earth data and analytics company, completed its reverse merger initial public offering with dMY Technology Group IV Inc. (NYSE: DMYQ), a SPAC. Hercules initially committed $25.0 million in venture debt financing beginning in June 2019 and currently holds 547,880 shares of common stock as of December 31, 2021.

•

In November 2021, Hercules’ portfolio company Nextdoor (NYSE: KIND), a provider of a social network that connects neighbors, completed its reverse merger initial public offering with Khosla Ventures Acquisition Co. II (NASDAQ: KVSB), a SPAC. Hercules currently holds 1,019,255 shares of common stock as of December 31, 2021.

•

In October 2021, Hercules’ portfolio company Better Therapeutics, Inc. (NASDAQ: BTTX), a prescription digital therapeutics (PDT) company delivering cognitive behavioral therapy to address the root causes of cardiometabolic diseases, completed its reverse merger initial public offering with Mountain Crest Acquisition Corp. II (NASDAQ: MCAD), a SPAC. Hercules initially committed $50.0 million in venture debt financing beginning in October 2021.

M&A Activity in Q4 2021

•

In December 2021, Hercules’ portfolio company Fuze, a technology leader in cloud-based communications for the enterprise, announced that they have entered into a definitive agreement to be acquired by 8x8, Inc. (NYSE: EGHT), a leading integrated cloud communications platform provider, for approximately $250 million in stock and cash, subject to certain adjustments. Hercules initially committed $55.0 million in venture debt financing beginning in June 2017 and currently holds warrants for 256,158 shares of Preferred Series F stock as of December 31, 2021.

•

In November 2021, Hercules’ portfolio company Peerless Network, a technology developer of telecommunications networks and services which leverage the capabilities of advanced Voice-over-IP (VoIP) technology, announced that they have entered into a definitive agreement to be acquired by Infobip Group, a global cloud communications platform company for customer engagement. Terms of the acquisition were not disclosed. Hercules initially committed $3.0 million in venture debt financing beginning in April 2008 and currently holds 3,328 shares of common stock and 1,135,000 shares of Preferred Series A stock as of December 31, 2021.

•

In November 2021, Hercules’ portfolio company Kaleo Inc., a fully integrated pharmaceutical company dedicated to inventing, manufacturing and commercializing life-transforming products that empower patients with certain serious and life-threatening medical conditions to live fuller, bolder lives, announced that they have entered into a definitive agreement to be acquired by Marathon Asset Management LP, an investment manager focused on opportunistic investing in credit and fixed income markets globally. Terms of the acquisition were not disclosed. The acquisition was completed in December 2021. Hercules initially committed $15.0 million in venture debt financing beginning in May 2012 and currently holds 82,500 shares of Preferred Series B stock as of December 31, 2021.

Portfolio Company IPO and M&A Activity in 2022

As of February 18, 2022, Hercules held debt, warrant or equity positions in two (2) portfolio companies that have completed or announced an IPO or M&A event, and seven (7) companies that have registered for their IPOs or have entered into definitive agreements to go public via a merger or special purpose acquisition company, or “SPAC,” including:

IPO Activity in Q1 2022

Completed:

•

In January 2022, Hercules’ portfolio company Gelesis Inc. (NYSE: GLS), a biotherapeutics company advancing superabsorbent hydrogels to treat excess weight and metabolic disorders, completed is reverse merger initial public offering with Capstar Special Purpose Acquisition Corp. (NYSE: CPSR), a SPAC. Hercules initially committed $3.0 million in venture debt financing in August 2008 and currently holds 227,013 shares of common stock, 243,432 shares of Preferred Series A-1 stock and 191,626 shares of Preferred Series A-2 stock as of December 31, 2021.

In Registration or SPAC:

•

In December 2021, Hercules’ portfolio company ZeroFox Inc., a cybersecurity software-as-a-service company, announced it has entered into a definitive agreement for a reverse merger initial public offering with L&F Acquisition Corp. (NYSE: LNFA), a SPAC. As part of the deal, ZeroFox will acquire IDX, a digital privacy protection and data breach response service company. The new company will be renamed ZeroFox Holdings Inc. and is expected to trade on the New York Stock Exchange under the ticker “ZFOX.” Hercules initially committed $30.0 million in venture debt financing beginning in June 2019 and currently holds warrants for 648,350 shares of Preferred Series C-1 stock as of December 31, 2021.

•

In December 2021, Hercules’ portfolio company Grove Collaborative, a leading sustainable consumer products company, announced it has entered into a definitive agreement for a reverse merger initial public offering with Virgin Group Acquisition Corp. II (NYSE: VGII), a SPAC sponsored by Virgin Group. Hercules initially committed $39.2 million in venture debt financing in April 2021 and currently holds warrants for 83,625 shares of common stock as of December 31, 2021.

•

In December 2021, Hercules’ portfolio company Aerami Therapeutics Holdings, Inc., a biopharmaceutical company focused on developing inhaled therapies to treat severe respiratory and chronic diseases, announced it has entered into a definitive agreement for a reverse merger initial public offering with FoxWayne Enterprises Acquisition Corp. (NASDAQ: FOXWU), a SPAC. Hercules initially committed $4.0 million in venture debt financing in October 2013 and currently holds warrants for 110,882 shares of common stock as of December 31, 2021.

•

In October 2021, Hercules’ portfolio company SeatGeek, a global technology ticketing marketplace and live entertainment technology platform, announced it has entered into a definitive agreement for a reverse merger initial public offering with RedBall Acquisition Corp. (NYSE: RBAC), a SPAC with a focus on sports, media and data analytics. Hercules initially committed $60.0 million in venture debt financing in June 2019 and currently holds warrants for 1,379,761 shares of common stock as of December 31, 2021.

•

In September 2021, Hercules’ portfolio company Intuity Medical, a commercial-stage medical technology and digital health company focused on developing comprehensive solutions to improve the health and quality of life of people with diabetes, announced it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for an initial public offering. Intuity intends to list its common stock on the Nasdaq Global Select Market under the stock symbol “POGO.” Hercules initially committed $30.0 million in venture debt financing beginning in December 2017 and currently hold warrants for 3,076,323 of Preferred Series B-1 stock as of December 31, 2021.

•

In March 2021, Hercules’ portfolio company Pineapple Energy, LLC, a U.S. operator and consolidator of residential solar, battery storage and grid services solutions, announced that it entered into a definitive merger agreement with Communications Systems, Inc. (NASDAQ: JCS), and IoT intelligent edge products and services company. Upon closing, CSI will commence doing business as Pineapple Energy, and expects shares of the combined company to continue to trade on the Nasdaq Global Select Market under the new ticker symbol “PEGY.” Hercules initially committed $12.3 million in venture debt financing beginning in December 2010 and currently holds 3,000,000 shares of Class A Units as of December 31, 2021.

•	One Confidential S-1 Filer

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

M&A Activity in Q1 2022

•

In January 2022, Hercules’ portfolio company EVERFI, Inc., the leading education technology innovator which pioneered the field of Impact-as-a-Service (IaaS), was acquired by Blackbaud (NASDAQ: BLKB), the world’s leading cloud software company powering social good, in a cash and stock transaction for approximately $750 million, subject to certain customary adjustments. Hercules cumulatively committed $90.0 million in venture debt financing beginning in April 2018.

Subsequent Events

1.

On January 20, 2022, the Company issued $350.0 million in aggregate principal of notes, bearing interest of 3.375% due January 2027 (the “January 2027 Notes”). The Company used the proceeds to repay the 2022 Convertible Notes.

2.

On February 1, 2022, the Company fully repaid the aggregate outstanding $230.0 million principal, $5.0 million of accrued interest and fees, and issued 981,169 shares of option value to noteholders that elected to convert pursuant to the terms of the 2022 Convertible Notes indenture.

3.

On January 21, 2022, the Company gave notice to the trustee of the 2022 Notes informing the noteholders of the Company’s election to redeem the notes in accordance with the terms of the 2022 Notes indenture agreement. On February 22, 2022, the Company fully repaid the aggregate outstanding $150.0 million of principal and repaid $5.6 million of accrued interest, fees and prepayment premium pursuant to the redemption terms of the 2022 Notes indenture. The Company will recognize of $3.6 million of prepayment premium and debt issuance costs associated with the extinguishment of the debt as a realized loss in Q1 2022.

4.

During January 2022, the Company sold 1.5 million shares of common stock under the equity ATM program, for total accumulated net proceeds of $25.8 million. As of January 31, 2021, approximately 14.1 million shares remain available for issuance and sale under the agreement.

Conference Call

Hercules has scheduled its fourth quarter and full-year 2021 financial results conference call for February 22, 2022 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 1780603 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 1780603.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $13.0 billion to over 560 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary, Hercules Adviser LLC (“Hercules Adviser”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). Hercules Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(dollars in thousands, except per share data)

	December 31, 2021	December 31, 2020
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,293,398 and $2,175,651, respectively)	$2,351,560	$2,288,338
Control investments (cost of $84,039 and $65,257, respectively)	73,504	57,400
Affiliate investments (cost of $13,547 and $74,450, respectively)	9,458	8,340

Total investments in securities, at value (cost of $2,390,984 and $2,315,358, respectively)	2,434,522	2,354,078
Cash and cash equivalents	133,115	198,282
Restricted cash	3,150	39,340
Interest receivable	17,365	19,077
Right of use asset	6,761	9,278
Other assets	5,100	3,942

Total assets	$2,600,013	$2,632,997

Liabilities
Debt (net of debt issuance costs)(1)	$1,236,303	$1,286,638
Accounts payable and accrued liabilities	47,781	36,343
Operating lease liability	7,382	9,312

Total liabilities	$1,291,466	$1,332,293
Net assets consist of:
Common stock, par value	117	115
Capital in excess of par value	1,091,907	1,158,198
Total distributable earnings	216,523	133,391

Total net assets	$1,308,547	$1,291,704

Total liabilities and net assets	$2,600,013	$2,623,997

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	116,619	114,726
Net asset value per share	$11.22	$11.26

(1)

The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, 2033 Notes, 2022 Notes, 2027 Asset-Backed Notes, 2028 Asset-Backed Notes, 2022 Convertible Notes, July 2024 Notes, March 2026 A and B Notes, and September 2026 Notes as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Investment income:
Interest income
Non-control/Non-affiliate investments	$63,844	$67,581	$249,341	$259,989
Control investments	1,109	740	4,009	2,857
Affiliate investments	7	(76)	10	533

Total interest income	64,960	68,245	253,360	263,379
Fee income
Non-control/Non-affiliate investments	7,489	7,081	27,557	23,858
Control investments	16	6	59	21
Affiliate investments	—	—	—	—

Total fee income	7,505	7,087	27,616	23,879

Total investment income	72,465	75,332	280,976	287,258
Operating expenses:
Interest	12,138	15,190	54,447	59,605
Loan fees	1,963	2,001	8,657	7,269
General and administrative	4,362	4,725	16,111	18,910
Tax Expenses	2,349	1,257	7,928	4,285
Employee compensation
Compensation and benefits	9,919	6,421	36,970	28,996
Stock-based compensation	2,940	3,576	11,930	11,053

Total employee compensation	12,859	9,997	48,900	40,049

Total gross operating expenses	33,671	33,170	136,043	130,118

Expenses allocated to the Adviser Subsidiary	(1,561)	—	(5,035)	—

Total net operating expenses	32,110	33,170	131,008	130,118

Net investment income	40,355	42,162	149,968	157,140
Net realized gain (loss) and change in unrealized appreciation (depreciation):
Net realized gain (loss)
Non-control/Non-affiliate investments	8,994	(563)	87,438	(41,956)
Affiliate investments	—	(14,149)	(62,143)	(14,149)
Loss on debt extinguishment	(2,717)	—	(4,419)	—

Total net realized gain (loss)	6,277	(14,712)	20,876	(56,105)

Net change in unrealized appreciation (depreciation)
Non-control/Non-affiliate investments	(47,156)	108,756	(57,818)	128,238
Control investments	4,650	2,292	(2,677)	(2,271)
Affiliate investments	(414)	12,674	63,806	259

Total net unrealized appreciation (depreciation)	(42,920)	123,722	3,311	126,226

Total net realized gain (loss) and change in unrealized appreciation (depreciation):	(36,643)	109,010	24,187	70,121

Net increase (decrease) in net assets resulting from operations	$3,712	$151,172	$174,155	$227,261

Net investment income before investment gains and losses per common share:
Basic	$0.35	$0.37	$1.29	$1.39

Change in net assets resulting from operations per common share:
Basic	$0.03	$1.32	$1.50	$2.02

Diluted	$0.03	$1.31	$1.49	$2.01

Weighted average shares outstanding:
Basic	115,194	113,898	114,742	111,985

Diluted	116,754	114,263	115,955	112,267

Distributions paid per common share:
Basic	$0.40	$0.34	$1.55	$1.38